Exhibit 10.1

33 Technology Drive
P.O. Box 4920
Warren, NJ 07059
T: 908-791-2300

Byron Hewitt,

President and COO

Immunicon Corporation

3401 Masons Mill Road, Suite 100

Huntingdon Valley, PA 19006-3574

Subject: Development, License and Supply Agreement between Immunicon Corporation and Ortho-Clinical Diagnostics, Inc. dated August 17, 2000.

Dear Ed:

We propose further modifying the subject Agreement by adding the following provisions relating solely to the sales of Automated Cell Analysis Systems and related equipment in Japan. All other terms and conditions of the Agreement shall remain the same. Please indicate your acceptance by signing in the appropriate space below

6.4.1(k) Sales Agency in Japan.

i. Veridex’s Affiliate, OCD KK shall be Immunicon’s sales agent in Japan.

ii. Immunicon will export Automated Cell Analysis Systems and related equipment for sale in Japan to a warehouse in Japan as designated by OCD KK; Immunicon shall retain title to all such items up to and during their retention in such warehousing and shall bear all risk of loss or damage.

iii. Immunicon shall retain title to all Automated Cell Analysis Systems and related equipment placed with (but not sold to) Third Parties for those Systems and related equipment designated for future sales with such Third Parties as evidenced by written agreement between such Third Parties and Immunicon, OCD KK or Veridex. For the avoidance of doubt, an agreement between such parties in which such Systems and equipment are placed for trial use and identifying the procedure for the purchase of such Systems and equipment shall satisfy such evidentiary requirement. .

iv. OCD K.K. will notify Immunicon of the name and address of each customer and selling price of each Automated Cell Analysis System and related equipment sold to such customers.

v. Customer purchase orders will reference Immunicon (c/o OCD K.K.) as the Vendor.

OCD KK will invoice each customer, using Japanese yen as the currency, on behalf of Immunicon; and OCD KK will receive the proceeds from each customer in Japanese yen. Included in the invoice will be any amounts the customer has agreed to pay for freight, shipping and/or insurance. Any such costs that the customer has not agreed to pay shall be paid by Immunicon.

vi.	OCD KK will remit the proceeds from the collection of payments from each customer to Immunicon in United States dollars within 15 days of receipt using T.T.S (telegraphic transfer sold) rate quoted by The Bank of Tokyo Mitsubishi.

vii. OCD KK will invoice Immunicon for inland transportation charges. Additionally, Immunicon shall pay OCD KK a sales commission according to Schedule 1. All payments under this Section 6.4.1(k) shall be made by Immunicon in United States dollars.

viii. Immunicon shall assume all credit risk associated with the sale of the instrument. Where extending credit to a customer for such a sale is considered, OCD K.K. will have a credit check conducted on the potential customer and will, to the extent practicable, necessary and permitted by applicable law, provide Immunicon with the results of such credit check; and Immunicon will make the final determination as to whether to extend such credit to the customer.

ix. Customers will pay a consumption tax as required in Japan (currently 5%) which shall be passed from OCD K.K. to Immunicon for payment to appropriate Japanese authorities; further, OCD K.K. shall pay an import tax as required in Japan (currently 5%) which shall be paid to appropriate Japanese authorities directly by OCD K.K.

x. Immunicon will file a tax return for the consumption tax referred to in (ix) above .

xi. Immunicon will appoint a Third Party tax agent in Japan as required under Japanese law.

xii. After two years from the effective date, both parties will meet to reassess the service provision.

Veridex, LLC

By:	/s/ MARK MYSLINSKI
Mark Myslinski, General Manager

ACCEPTED AND AGREED

IMMUNICON CORPORATION

By:	/s/ BYRON HEWETT
Name:	Byron Hewett
Title:	President and COO
Date:	June 14, 2005

Schedule 1 – Veridex Commission Structure

Commission Structure per System. System includes CellTracks Autoprep System and CellSpotter Analyzer

Selling Price Per System	Discount %	Veridex Commission	Max Veridex Commision Per System (M$)
$119,000-113,050	0-5	15%	$17,850
$113,049-107,100	6-10	10%	$11,305
<$107,100	Agreement with Immunicon

Commission Structure per System. System includes CellTracks Autoprep System and CellTracks II Analyzer

Selling Price Per System	Discount %	Veridex Commission	Max Veridex Commision Per System (M$)
$150,000-142,500	0-5	15%	$22,500
$142,449-135,000	6-10	10%	$14,245
<$135,000	Agreement with Immunicon